UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013
Kraft Foods Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-35491

Virginia	36-3083135
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Three Lakes Drive, Northfield, IL 60093-2753
(Address of principal executive offices, including zip code)

(847) 646-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
As previously disclosed, effective July 1, 2013, we manage and report operating results through six reportable segments: Beverages, Cheese, Refrigerated Meals, Meals & Desserts, Enhancers & Snack Nuts, and Canada. Our remaining businesses, including our Foodservice and Exports businesses, are aggregated and disclosed as “Other Businesses”. We aligned our previously reported changes with these new segments and began to report on our reorganized segment structure for the third quarter of 2013.
Beginning with the quarter ended September 28, 2013, we record expense related to certain consumer incentive programs as a reduction of net revenues. Previously, we included this expense in selling, general and administrative expenses. We have revised these prior periods to reflect this in our current presentation. The impacts of these revisions, which were not material to any prior period, reduced net revenues and selling, general, and administrative expenses.
For informational purposes only, we are hereby furnishing certain unaudited financial information in the attached Exhibit 99.1 reflecting these changes for the periods presented. This information includes our unaudited net revenues, operating income, and Restructuring Program costs by segment for the first two fiscal quarters of 2013, each fiscal quarter of 2012 and 2011, and the fiscal years ended December 29, 2012 and December 31, 2011. For further information about our financial results for fiscal years 2012 and 2011, see our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Item 9.01. Financial Statements and Exhibits.
The following exhibit is furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Kraft Foods Group, Inc. Unaudited Financial Information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraft Foods Group, Inc.

Date: October 30, 2013	By:	/s/ Timothy R. McLevish
Timothy R. McLevish
Executive Vice President and Chief Financial Officer